UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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PRECISION CASTPARTS CORP.

(Name of Registrant as Specified In Its Charter)

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PRECISION CASTPARTS CORP.

4650 SW Macadam, Suite 400

Portland, Oregon 97239

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 14, 2007

You are invited to attend the Annual Meeting of Shareholders of Precision Castparts Corp. The meeting will be held on Tuesday, August 14, 2007 at 1:00 p.m., Pacific Time, in the Bella Vista Room of the Aquariva Restaurant, 0470 SW Hamilton Court, Portland, Oregon. The Company will conduct the following business:

1.	Electing three directors to serve for three-year terms and one director to serve for a two-year term;

2.	Approving the Executive Performance Incentive Plan; and

3.	Conducting any other business that is properly raised before the meeting.

At this year’s meeting, management will make a brief presentation of the Company’s performance for the past year and expectations for the year ahead. This information is already available on the Company’s website at www.precast.com. Management will be available at the meeting to answer shareholder questions.

Only shareholders of record at the close of business on June 21, 2007 will be able to vote at the meeting.

Your vote is important. Please sign, date and return your proxy card to us in the return envelope as soon as possible. If you plan to attend the meeting, please mark the appropriate box on the proxy card so the Company can prepare an accurate admission list. If you attend the meeting and prefer to vote in person, you will be able to do so.

By Order of the Board of Directors,

/s/ ROGER A. COOKE
Roger A. Cooke Secretary
Portland, Oregon July 3, 2007

PRECISION CASTPARTS CORP.

4650 SW Macadam, Suite 400

Portland, Oregon 97239

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Board of Directors of Precision Castparts Corp. (the “Company” or “PCC”) solicits your proxy in the form enclosed with this proxy statement. The proxy will be used at the 2007 Annual Meeting of Shareholders, which will be held on Tuesday, August 14, 2007 at 1:00 p.m., Pacific Time, in the Bella Vista Room of the Aquariva Restaurant, 0470 SW Hamilton Court, Portland, Oregon. The proxy may also be used at any adjournment of the meeting. You may submit your proxy to us by mail using the enclosed proxy form. The Company is sending this statement and the enclosed proxy form and voting instructions to you on or about July 3, 2007.

Shareholders of record at the close of business on June 21, 2007 are entitled to notice of and to vote at the meeting or any adjournment thereof. The Company’s outstanding voting securities on June 21, 2007 consisted of 137,679,194 shares of common stock, each of which is entitled to one vote on all matters to be presented at the meeting. The common stock does not have cumulative voting rights.

If you have properly submitted your proxy and have not revoked it prior to the Annual Meeting, we will vote your shares according to your instructions on the proxy. If you do not provide any instructions, we will vote your shares: (a) for the nominees listed in Proposal 1; (b) for the approval of Proposal 2; and (c) in accordance with the recommendations of the Company’s management on other business that properly comes before the meeting or matters incident to the conduct of the meeting. If you properly submit your proxy but attend the meeting and choose to vote personally, our ability to exercise the proxy will be suspended. You also may revoke your proxy by notifying Roger A. Cooke, the Secretary of the Company, in writing at the address listed above prior to our exercise of the proxy at the Annual Meeting or any adjournment of the meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

We Recommend a Vote “For” All Nominees

The Board of Directors presently consists of ten directors. Under the Company’s Corporate Governance Guidelines, it is Company policy that a member of the Board of Directors retire effective as of the first annual shareholders meeting after the member’s seventy-first birthday. Current director J. Frank Travis turned 71 in March 2007 and current director Byron O. Pond, Jr. will turn 71 in July 2007. It is expected that each will retire as a director in connection with the 2007 Annual Meeting of Shareholders. As required by the Company’s bylaws, the Board of Directors is divided into three classes. The term of office for one of the classes expires each year. This year, the terms of Messrs. Bridenbaugh and Rothmeier will expire and each is a nominee for reelection. Messrs. Bridenbaugh and Rothmeier were elected by the shareholders at the 2004 Annual Meeting. If elected, the terms of Messrs. Bridenbaugh and Rothmeier will expire in 2010. In addition, Messrs. Schmidt and Murphy are nominated for reelection. Mr. Schmidt was elected by the Board of Directors to fill a vacancy on February 15, 2007, and Mr. Murphy was elected by the Board of Directors to fill a vacancy on May 23, 2007. If elected, the terms of Messrs. Schmidt and Murphy will expire in 2009 and 2010, respectively.

The following table provides the name, age, principal occupation and other directorships of each nominee and continuing director, the year in which he became a director of the Company and the year in which his term expires. Except as otherwise noted, each has held his principal occupation for at least five years.

If a quorum of shares is present at the meeting, the four nominees for director who receive the greatest number of votes cast at the meeting will be elected directors. We will treat abstentions and broker nonvotes as shares present but not voting.

Name, Age, Principal Occupation and Other Directorships	Director Since	Term Expires
Nominees
Peter R. Bridenbaugh—66	1995	2007
President of P. Bridenbaugh, Inc., an organization providing consulting services; until retiring in January 1998, Executive Vice President—Automotive, Aluminum Co. of America, an integrated producer of aluminum and other products for the packaging, aerospace, automotive, building and construction, and commercial and industrial markets; from 1993 to 1996, Executive Vice President and Chief Technical Officer, Aluminum Co. of America.

Steven G. Rothmeier—60	1994	2007
Chairman and Chief Executive Officer of Great Northern Capital, a private investment and merchant banking firm, since March 1993. Mr. Rothmeier is also a director of Waste Management, Inc., Great Northern Asset Management and ArvinMeritor, Inc.

Rick Schmidt—57	2007	2007
Executive Vice President and Chief Financial Officer of Spirit AeroSystems Holdings, Inc., a designer and manufacturer of aerostructures, since August 2005; from October 2000 until August 2005, Executive Vice President and Chief Financial Officer of Goodrich Corporation, a supplier of products and services to the commercial and general aviation airplane markets and the global defense and space markets.

Daniel J. Murphy—58	2007	2007
Chief Executive Officer of Alliant Techsystems Inc. (“ATK”), a supplier of aerospace and defense products and ammunition, since 2003, and Chairman of ATK since April 2005; from 2002 to 2003, Group Vice President, ATK Precision Systems Group; from 2001 to 2002, President, ATK Tactical Systems. Mr. Murphy is a member of the boards of directors of ATK and Lyondell Chemical Company.

Directors Whose Terms Continue
Mark Donegan—50	2001	2009
Chairman and Chief Executive Officer of the Company. Mr. Donegan came to PCC from General Electric Company in 1985. He held numerous management positions with the Company before becoming Chairman. Prior to assuming his current responsibilities, Mr. Donegan was President of the Company and was elected to the position of Chairman following the Annual Meeting of Shareholders in August 2003.

Name, Age, Principal Occupation and Other Directorships	Director Since	Term Expires
Dean T. DuCray—66	1996	2008
Chairman, President and Chief Executive Officer of Jancor Companies, Inc., a manufacturer of vinyl products, since April 2002. Retired from York International Corp., a manufacturer of heating, air conditioning, ventilation and refrigeration equipment in April 1998 where he served as Vice President and Chief Financial Officer.

Don R. Graber—63	1995	2008
President and Chief Executive Officer of Colleton Enterprises LLC, a private consulting and investment company located in Dayton, Ohio, since March 2005. From 1997 to 2004, Chairman, President and Chief Executive Officer of Huffy Corporation; retired from Huffy in January 2004. Mr. Graber was previously President of Worldwide Household Products Group, The Black & Decker Corporation. Mr. Graber is also a director of MTC Technologies, Inc. In October 2004, Huffy Corporation filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Vernon E. Oechsle—64	1996	2009
Retired; until May 2001, Chairman and Chief Executive Officer of Quanex Corporation, a manufacturer of steel bars, aluminum shapes and steel tubes and pipes.

Board of Directors and Committee Meetings

Under Oregon law, PCC is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During fiscal 2007, the Board held 4 regular meetings and 2 special meetings. PCC encourages but does not require members of the Board to attend the annual shareholders meeting. Last year, all members attended the annual meeting.

The Board has three standing committees. The table below shows the number of meetings conducted in fiscal 2007 and the directors who currently serve on these committees. The functions of the committees are described in subsequent sections.

Board Committees
Director	Audit	Compensation	Nominating & Corporate Governance
Mr. Bridenbaugh			X
Mr. Donegan
Mr. DuCray	X (Chair)
Mr. Graber		X	X (Chair)
Mr. Oechsle	X	X
Mr. Murphy			X
Mr. Pond			X
Mr. Rothmeier		X (Chair)
Mr. Schmidt	X
Mr. Travis	X
2007 Meetings	9	6	5

During fiscal 2007, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors during the period for which he was a director and the total number of meetings held by all committees on which and during the period that he served.

Director Compensation

For the Company’s first and second quarters of fiscal 2007, non-employee directors received the following fees (pro rated in the case of annual-based fees) to the extent applicable to the individual director: (i) an annual cash retainer of $44,000 for Board service, plus $2,000 for each Board meeting attended and $1,500 for each committee meeting attended; and (ii) a $10,000 annual fee for service as chair of the audit committee and a $5,000 annual fee for service as chair of a committee other than the audit committee. On November 14, 2006, the Board approved a change to the Company’s non-employee director compensation program. Under the new program, non-employee directors received the following fees for the Company’s third and fourth quarters of fiscal 2007 (prorated in the case of annual-based fees) to the extent applicable to the individual director: (i) an annual cash retainer of $60,000 for board service; (ii) an annual cash retainer of $10,000 for service on the audit committee and an annual cash retainer of $5,000 for service on a committee other than the audit committee; and (iii) the same fees specified above for service as a committee chair. The payment of meeting fees for Board and committee members was discontinued. The cash fees are payable in quarterly increments in arrears subject to deferral elections. In addition, each non-employee director who was a director immediately following the Company’s 2006 annual meeting of shareholders received a deferred stock unit award with a value of $50,000. These awards vest ratably over three years and are payable in shares of Company common stock on cessation of Board service. As part of the new non-employee director compensation program, the value of these deferred stock unit awards will increase to $100,000 effective for the grant occurring after the Company’s annual meeting of shareholders in 2007.

The Board believes that, in order to better align the interests of individual Board members with those of the Company’s shareholders, it is important for Board members to own Company common stock. Accordingly, all Board members are required to own stock, deferred stock units or other equivalents equal to three times their annual retainer within four years of their joining the Board. All directors have met their stock ownership guidelines in accordance with the implementation schedule.

The Company maintains an unfunded Non-Employee Director Deferred Compensation Plan (the “NDDC”) to create a deferred compensation arrangement for members of the Board who are not employees of the Company at any time after they are first eligible for the NDDC. The NDDC allows participants to elect to defer directors’ fees in the year before the fees are earned and credit the amounts to an account under the NDDC. There is not a minimum or maximum deferral limit. Investment results are determined by performance options selected by the participant, which include a prime rate plus 2% option, a phantom stock fund, and certain other mutual funds and pooled investment vehicles specified by the NDDC. Participants may select performance options and change an existing selection on any business day, except for selections made with respect to the phantom stock fund. One time each calendar year, a participant who is currently serving on the Board may change his or her performance option selection for previously deferred compensation to choose the phantom stock fund performance option. NDDC benefits are ordinarily paid pursuant to the time of payment election made by the participant prior to earning the compensation or at termination of Board service. The form of payment is specified in the participant’s election and is either a cash lump sum, installments from 2 to 20 years, or in shares of Company common stock (available with respect to deferred compensation for which the phantom stock fund performance option was selected).

The following table shows compensation earned by the non-employee directors of the Company in fiscal 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	Total ($)
Vernon E. Oechsle	$63,500	$50,000	$15,974	$10,107	$139,581
Peter R. Bridenbaugh	54,000	50,000	15,974		119,974
Dean T. DuCray	65,500	50,000	15,974		131,474
Don R. Graber	63,250	50,000	15,974	9,925	139,149
Byron O. Pond, Jr.	54,000	50,000	15,974		119,974
Steven G. Rothmeier	56,250	50,000	15,974		122,224
J. Frank Travis	58,000	50,000	15,974	17,636	141,610
Rick Schmidt	17,500	—	—	—	17,500
Daniel J. Murphy	—	—	—	—	—

(1)	Represents the amount of compensation expense recognized under FAS 123R in fiscal 2007 with respect to deferred stock units granted in fiscal 2007 and prior years. Compensation expense is equal to the value of the shares of common stock issuable under the deferred stock units based on the closing market price of the Company’s common stock on the grant date, and is recognized ratably over the three-year vesting period. On August 16, 2006, each non-employee director was awarded 821.153 deferred stock units with an aggregate grant date fair value of $50,000. As of April 1, 2007, each non-employee director (other than Messrs. Schmidt and Murphy) held 3,814 outstanding deferred stock units. Each of Messrs. Schmidt and Murphy will be eligible to receive a deferred stock unit award for the first time immediately following the Company’s 2007 annual meeting of shareholders.
(2)	Represents the amount of compensation expense recognized under FAS 123R in fiscal 2007 with respect to options granted in prior years, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is recognized ratably over the four-year vesting period. The assumptions made in determining the grant date fair values of options under FAS 123R are disclosed under the caption “Stock-based compensation” in Note 1 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended April 1, 2007. The award of stock options as an element of nonemployee director compensation was discontinued in 2004. As of April 1, 2007, non-employee directors held outstanding options for the following numbers of shares of common stock: Mr. Bridenbaugh, 1,000 shares; Mr. DuCray, 26,000 shares; Mr. Graber, 22,000 shares; Mr. Oechsle, 14,000 shares; Mr. Pond, 1,000 shares; Mr. Rothmeier, 26,000 shares; Mr. Travis, 14,000 shares; and each of Messrs. Schmidt and Murphy, 0 shares.
(3)	All amounts represent above-market earnings credited to the prime rate plus 2% performance option under the non-qualified deferred compensation plan accounts of the applicable directors.

Corporate Governance

PCC maintains a corporate governance page on its website that includes key information about its corporate governance initiatives, including PCC’s Corporate Governance Guidelines, its Code of Business Conduct and Ethics and charters for the Audit, Nominating & Corporate Governance and Compensation Committees of the Board of Directors. The corporate governance page can be found at www.precast.com, by clicking on “PCC Corporate Center” and then “Corporate Governance.” These corporate governance documents are also available in print to any shareholder who requests them. Such requests should be sent to Mr. Roger A. Cooke, Secretary, Precision Castparts Corp., 4650 SW Macadam Avenue, Ste. 400, Portland, OR 97239-4262.

PCC’s policies and practices reflect corporate governance initiatives that are compliant with SEC rules, the listing requirements of the New York Stock Exchange (NYSE) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted corporate governance policies;

•	A majority of the Board members are independent of PCC and its management;

•	All members of the board committees are independent;

•	The non-management members of the Board of Directors meet regularly without the presence of management;

•	PCC has a code of business conduct that also applies to all of its officers; and

•

PCC’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls, or auditing matters that are incorporated into a web-based and telephonic reporting program available to all employees.

Director Independence

No member of the Board is considered independent unless the Board of Directors affirmatively determines that the member has no material relationship with PCC or any of its subsidiaries (either directly or as a partner, shareholder or officer of an entity that has a relationship with PCC or any of its subsidiaries). The Board of Directors has adopted categorical standards it uses to determine the independence of its members. The categorical standards are not available on the Company’s website. These standards are consistent with the NYSE corporate governance listing standards and provide that a director will not be deemed to be “independent” if:

Currently or within the preceding three years:

1. The director was employed by PCC or any of its subsidiaries;

2. An immediate family member of the director was employed by PCC or any of its subsidiaries as an executive officer;

3. The director, or an immediate family member of the director, received during any twelve-month period more than $100,000 in direct compensation from PCC or any of its subsidiaries, other than director and committee fees and pensions or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service);

4. The director, or an immediate family member of the director, was a partner or employee of a firm that is PCC’s internal or external auditor and personally worked on PCC’s audit;

5. The director or an immediate family member of the director was employed as an executive officer of another company on whose compensation committee any of PCC’s current executive officers at the same time served; or

6. The director was an employee of a company that made payments to, or received payments from, PCC or any of its subsidiaries for property or services in an amount which, in any fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

Currently:

1. The director is an employee of PCC’s internal or external auditor;

2. The director or an immediate family member of the director is a partner of PCC’s internal or external auditor;

3. An immediate family member of the director is an employee of PCC’s internal or external auditor and that person participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or

4. An immediate family member of the director is an executive officer of a company that has made payments to, or received payments from, PCC or any of its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

An “immediate family member” includes a director’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in law and anyone (other than tenants or employees) who shares the director’s home.

The Board has reviewed the relationships between each of the directors and PCC and its subsidiaries and has determined that Messrs. Bridenbaugh, DuCray, Graber, Murphy, Oechsle, Pond, Rothmeier, Schmidt and Travis are independent under the NYSE corporate governance listing standards and PCC’s categorical director independence standards and have no material relationships with PCC or its subsidiaries (other than being a director or shareholder of PCC). Mr. Donegan is not an independent director because he is an executive officer of PCC.

Meetings of the non-management directors are conducted under the direction of a non-management director who is chosen on a rotating basis in advance of each meeting. This director develops the agenda of matters he wishes the non-management directors to consider at their regularly scheduled meetings.

Shareholder Communications

Shareholders and other interested parties may communicate with the non-management directors by written inquiries sent to Precision Castparts Corp., Attention: Non-Management Directors, 4650 SW Macadam Avenue, Ste. 400, Portland, Oregon 97239-4262. PCC’s Vice President—Regulatory and Legal Affairs will review these inquiries or communications. Communications other than advertising or promotions of a product or service will be forwarded to the presiding, non-management Board member. Shareholders and other interested parties may send communications to the Board of Directors or to specified individual directors using the same procedures.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee of the Board operates pursuant to a charter and is responsible for, among other things: recommending the size of the Board within the boundaries imposed by the Company’s bylaws; recommending selection criteria for nominees for election or appointment to the Board; conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others; recommending to the Board for its consideration one or more nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the annual meeting; and reviewing and making recommendations to the Board with respect to corporate governance.

When assessing a director candidate’s qualifications, the Nominating & Corporate Governance Committee will consider, among other factors and irrespective of whether the candidate was identified by the Nominating & Corporate Governance Committee or recommended by a shareholder, an analysis of the candidate’s qualification as independent, as well as the candidate’s integrity and moral responsibility, experience at the policy-making level, ability to work constructively with the Chief Executive Officer and other members of the Board, capacity to evaluate strategy, availability of and willingness to devote time to the Company, and awareness of the social, political and economic environment. The Nominating & Corporate Governance Committee uses a third-party executive search firm to identify candidates, review potentially eligible candidates and conduct background and reference checks and interviews with the candidates and others.

Consistent with the rules of the NYSE, all members of the Nominating & Corporate Governance Committee are independent.

The Nominating & Corporate Governance Committee will consider qualified candidates for director properly submitted by the Company’s shareholders. Shareholders who wish to submit names to the Nominating & Corporate Governance Committee for consideration at the 2008 Annual Meeting of Shareholders should do so in writing between May 29, 2008 and June 23, 2008, addressed to the Nominating & Corporate Governance Committee, Precision Castparts Corp., 4650 SW Macadam Avenue, Ste. 400, Portland, Oregon 97239-4262, setting forth (a) as to each nominee whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the number of shares of common stock of the Company beneficially owned by the nominee and (iv) any other information concerning the nominee that would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder and (ii) the number of shares of common stock of the Company beneficially owned by the shareholder.

Compensation Committee

The Compensation Committee of the Board operates pursuant to a charter and is responsible for, among other things, determining the compensation to be paid to the Chief Executive Officer and to each of the other executive officers of the Company and developing the Company’s executive compensation policies and program. The Committee may not delegate this authority. The Compensation Committee Report appears on page 16. Additional information on the committee’s consideration and determination of executive officer compensation is provided in the Compensation Discussion and Analysis below.

Audit Committee

The Audit Committee of the Board operates pursuant to a charter and is responsible for, among other things, the appointment of the independent auditors for the Company; reviewing with the auditors the plan and scope of the audit and approving audit fees; monitoring the adequacy of reporting and internal controls and meeting periodically with internal and independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

Consistent with the rules of the NYSE, all members of the Audit Committee are independent. The Board of Directors has determined that Messrs. DuCray, Oechsle, Travis and Schmidt are audit committee financial experts as defined by the Securities and Exchange Commission.

Report of the Audit Committee

The Audit Committee reports as follows:

•

The Audit Committee reviewed the Company’s audited financial statements and discussed them with management. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also reviewed and discussed the audited consolidated financial information with management and Deloitte & Touche LLP, the Company’s independent auditors for fiscal 2007, including a discussion of the quality, and not just the acceptability, of the accounting principles and the reasonableness of significant judgments. The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and the overall quality of the Company’s financial reporting.

•	The Audit Committee discussed with the independent auditors matters required to be discussed by SAS No. 61 (Communication with Audit Committees), as amended.

•

The Audit Committee received from the independent auditors the written disclosures and the letter regarding the audit firm’s independence as required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Audit Committee discussed with the independent auditors the audit firm’s independence from the Company and its management.

•

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended April 1, 2007.

The Audit Committee also has appointed Deloitte & Touche LLP to be the Company’s independent auditors for fiscal 2008.

Dean T. DuCray, Chairman

Vernon E. Oechsle

J. Frank Travis

Rick Schmidt

Principal Accounting Firm Fees

The Company incurred the following fees for services performed by the Company’s principal accounting firm, Deloitte & Touche LLP, in fiscal 2007, and the Company’s former principal accounting firm, PricewaterhouseCoopers LLP, in fiscal 2006:

2007
Audit Fees	$4,754,000
Audit Related Fees	—
Tax Fees	201,000
All other fees	—

2006
Audit Fees	$4,933,039
Audit Related Fees	12,418
Tax Fees	127,369
All other fees	—

Audit Fees include annual audit of the Company’s consolidated financial statements and review of interim financial statements in the Company’s Quarterly Reports on Form 10-Q.

Audit Related Fees include audits of the Company’s employee benefit plans, acquisition due diligence, review of registration statements and issuance of comfort letters and other audit reports required by regulation or contract.

Tax Fees include review and assistance with tax returns for various legal entities of the Company, global expatriate services and tax advice and planning for income and other taxes.

The Audit Committee appoints the outside auditor and approves the fee to be paid to the outside auditor. The Audit Committee is also responsible for reviewing and approving engagements of significant non-audit work performed by the outside auditor, and it approved all audit related and tax fees. Representatives of Deloitte & Touche LLP are expected to be present at the 2007 Annual Meeting of Shareholders, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareholders.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table, which was prepared on the basis of information furnished by the persons described, shows ownership of the Company’s common stock as of May 1, 2007 by the Chief Executive Officer, by each of the other four most highly compensated executive officers, by the directors and by the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director and executive officer is less than 1% of the outstanding shares.

Name	Number of Shares Beneficially Owned (excluding shares subject to options)(1)		Options Exercisable Within 60 Days	Total
Peter R. Bridenbaugh	12,761		0	12,761
Roger A. Cooke	78,937	(2)	88,133	167,070
Mark Donegan	223,353		265,000	488,353
Dean T. DuCray	12,600	(3)	25,000	37,600
Don R. Graber	6,011		21,000	27,011
Steven G. Hackett	23,525		0	23,525
William D. Larsson	63,000		12,500	75,500
Daniel J. Murphy	0		0	0
Vernon E. Oechsle	8,000		13,000	21,000
Byron O. Pond, Jr.	21,000		0	21,000
Steven G. Rothmeier	20,000		25,000	45,000
Rick Schmidt	0		0	0
Joseph I. Snowden	9,300		0	9,300
J. Frank Travis	10,000	(4)	13,000	23,000
All directors and executive officers as a group (24 persons)	709,128		759,439	1,468,567

(1)	Includes the following number of phantom stock units under the Non-Employee Director Deferred Compensation Plan: Mr. Bridenbaugh, 8,760; and Mr. Graber, 4,010.
(2)	Includes 3,000 shares owned by children of Mr. Cooke
(3)	Includes 1,600 shares held in trust for children of Mr. DuCray
(4)	Includes 4,000 shares held by Sivart Holdings, a partnership in which Mr. Travis is the controlling partner

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis presents information about the compensation of the Company’s executive officers, including the executives listed in the Summary Compensation Table on page 17 (the “NEOs”). Pursuant to authority delegated by the Board of Directors, the Compensation Committee (the “Committee”) determines the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. The Committee also is responsible for developing the Company’s executive compensation policies and program.

The Committee directly retains the services of a consulting firm, Hewitt Associates (“Hewitt”). At the request and direction of the Committee, Hewitt assists with the evaluation of the competitiveness of the Company’s executive and director compensation programs and provides overall guidance to the Committee in the design and operation of these programs. The Committee has retained Hewitt in this capacity since 2003.

The Chief Executive Officer makes recommendations to the Committee regarding executive officer compensation and attended each Committee meeting in fiscal 2007.

Objectives and Elements of Executive Compensation Program

The Company’s executive compensation program is designed to:

•     Attract and retain key executives who are important to the long-term success of the Company (the “Retention Objective”); and

•     Provide incentives for the Company’s executive officers to achieve high levels of job performance and enhance shareholder value (the “Performance Objective”).

In order to achieve these objectives, the Committee has selected the following elements to be included in the Company’s compensation program for executive officers:

•	Base salary

•	Annual performance-based cash bonuses

•	Stock options

•	Retirement plans, deferred compensation and perquisites

•	Change in control severance benefits

The Company’s executive compensation program implements the Retention Objective by offering base pay, incentives and benefits that are competitive with that provided to executive officers of companies with which the Company competes for executive talent.

The Company’s compensation program for executive officers implements the Performance Objective by rewarding executive officers for the achievement of the Company’s annual performance targets and the realization of long-term increases in the price of the Company’s stock.

Please see the sections below for more information about the Company’s implementation of the Retention and Performance Objectives.

Base Salaries, Annual Performance-Based Cash Bonuses and Stock Options

Base Salaries. Consistent with the Retention Objective, the Committee sets for each of the Company’s executive officers a base salary that is normally between the 50th and 75th percentiles of the base salaries established for similarly situated executive officers of general industrial companies of approximately the Company’s revenue size. The Committee establishes base salaries for executive officers each February that are effective as of January 1. The Committee identifies a 50th to 75th percentile base salary range for each executive officer based upon an annual report provided by Hewitt. The most recent report provided by Hewitt interpreted survey data from a database of 79 general industrial companies with annual revenues between $4 billion and $8 billion. The companies in these annual surveys are referred to in this Compensation Discussion and Analysis as the “Survey Companies.” The Company’s annual revenue falls near the middle of the revenue range of the Survey Companies. For each Company executive officer who is an operating unit President, including Messrs. Hackett and Snowden, the market survey data is regressed based on revenues to adjust for the size of the applicable Company operating unit. The Chief Executive Officer evaluated each officer’s performance and recommended to the Committee a base salary for each executive officer. The Committee established base salaries for fiscal 2007 after considering the Chief Executive Officer’s evaluations and recommendations and the compensation information from the Survey Companies. The Committee set the fiscal 2007 base salary for the Chief Executive Officer following the Committee’s review of his performance and the compensation information from the Survey Companies. In view of the Company’s superior recent performance and the effectiveness of Mr. Donegan’s continuing leadership, the Committee established a base salary for Mr. Donegan that is slightly above the 75th percentile of the Survey Companies. The fiscal 2007 base salaries for the NEOs are presented in the Summary Compensation Table in the “Salary” column.

Performance-Based Cash Bonuses. The Company utilizes annual performance-based cash bonuses to motivate and reward executive officers for the achievement of Company or operating unit annual performance targets. For fiscal 2007, the Committee reviewed and approved Company- or operating unit-based performance criteria set forth in three separate cash bonus programs covering the NEOs. The performance criteria from the Corporate Bonus Program are applicable to Messrs. Donegan, Larsson and Cooke, the performance criteria from the SPS Fasteners Executive Bonus Program are applicable to Mr. Hackett, and the performance criteria from the Special Metals Executive Bonus Program are applicable to Mr. Snowden. The Company’s bonus programs are normally structured so that an executive officer receives 100% of his or her target bonus if the Company or the applicable operating unit achieves its exact performance targets. No bonus is payable if the performance result is less than 80% of the performance target. Bonus results are not subject to a maximum level of performance and the bonus programs provide an accelerating pay-out curve for superior performance. For example, a performance result equal to 130% of the performance target generates an actual bonus payment that is greater than 130% of the target bonus.

The target bonus levels for fiscal 2007 for Messrs. Donegan, Larsson, Cooke, Hackett and Snowden were 100%, 90%, 75%, 90% and 90% of base salary, respectively. Except as discussed below with regard to the SPS Fasteners Executive Bonus Program and the Special Metals Executive Bonus Program, the Committee selected and the Board of Directors approved for fiscal 2007 all of the above-mentioned target bonus levels and bonus program structures and the following performance criteria at their respective May 2006 meetings:

Corporate Bonus Program (Company-level criteria):

•	Earnings per share—weighted 75%; and

•	Return on net assets—weighted 25%.

Special Metals Executive Bonus Program (operating unit-level criteria):

•	Operating profit—weighted 65%; and

•	Average (quarterly) operating working capital—weighted 35%.

SPS Fasteners Executive Bonus Program (operating unit-level criteria):

•	Operating profit—weighted 50%;

•	Return on net assets—weighted 20%; and

•	Average (quarterly) operating working capital—weighted 30%.

The Chief Executive Officer recommended, and the Committee approved at its February 2007 meeting, changes to the previously approved performance criteria under the SPS Fasteners Executive Bonus Program for fiscal 2007. These changes increased the bonus amount payable under that bonus program to 120% of target bonus in the event that the SPS Fasteners operating unit achieved specified performance targets that were more aggressive than the previously approved performance targets. The changes also provided that an additional incremental 10% of target bonus would be payable if the SPS Fasteners operating unit achieved an enhanced free cash flow target for fiscal 2007 and operating working capital target for the fourth quarter of fiscal 2007. These changes resulted in an actual fiscal 2007 bonus award for Mr. Hackett that was approximately 27% higher than the bonus award that would otherwise have been payable under the SPS Fasteners Executive Bonus Program performance criteria as approved in May 2006.

The Company acquired Special Metals Corporation on May 25, 2006. The Committee approved the performance criteria under the Special Metals Executive Bonus Program at its February 2007 meeting.

The Committee intends that the target levels for performance criteria under the Company’s bonus programs will be “stretch” targets that are challenging but achievable. This degree of difficulty is achieved by setting the performance targets equal to the targets in the Company’s annual business plan, which generally are more aggressive than the growth rates in the Company’s served markets (as depicted by survey data and internal analyses). The actual fiscal 2007 bonus awards for the NEOs are presented in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. The Company’s bonus programs also allow the Chief Executive Officer to recommend, and the Committee to award, extraordinary discretionary bonuses to individual executive officers. Discretionary bonuses, if any, are awarded at the May Committee meeting following the end of the applicable fiscal year. None of the NEOs was awarded a discretionary bonus for fiscal 2007.

Stock Options. The Committee has selected stock options as the Company’s only form of long-term incentive compensation for two reasons: stock options strongly and directly align the interests of the Company’s executive officers with those of the Company’s shareholders because options only have realizable value if the price of the Company’s stock increases after the options are granted, and the Committee believes that options are the best mechanism for optimizing executive officers’ long-term performance incentives given the cyclical nature of the Company’s industry. All stock option grants vest in equal annual installments over a four-year period contingent upon the executive officer’s continued employment with the Company, with vesting subject to acceleration in limited circumstances as discussed under the Potential Payments upon Termination or Change in Control section beginning on page 25. The exercise price of all stock options is the closing market price of the Company’s common stock on the date of grant.

Option awards for executive officers other than new hires are made only once per year and always on the day of the November meeting of the Board of Directors. The Chief Executive Officer recommended to the Committee the size of the stock option award to be granted to each executive officer in November 2006. He based his recommendations in part on a comparison of each executive officer’s target cash compensation (base salary and target performance-based cash bonus) to the total compensation (base salary, target performance-based cash bonus and Black-Scholes value (at time of grant) of long-term incentive awards) measured at the 50th and 75th percentiles for similarly situated executive officers at the Survey Companies. This comparison established the Black-Scholes value (at time of grant) of the stock option award that would need to be granted to each executive officer in order for him or her to receive a combined base salary, target bonus and long-term incentive for fiscal 2007 that was in the 50th to 75th percentile range of the Survey Companies. In other words, stock option awards were the compensation element generally used, after taking into account the previously established base salary and target annual performance-based cash bonus, to adjust and locate an executive officer’s total compensation at the level (relative to the compensation information from the Survey Companies) the Chief Executive Officer and the Committee deemed appropriate based on the officer’s performance. For fiscal 2007, the combined base salary, target performance-based cash bonus and Black-Scholes value (at time of grant) of the stock option award for each of Messrs. Donegan, Larsson and Cooke was between the 50th and 75th percentiles, and for each of Messrs. Hackett and Snowden was slightly above the 75th percentile, of the comparable combined compensation established for similarly situated executive officers at the Survey Companies.

Retirement Plans, Deferred Compensation and Perquisites

Consistent with the Retention Objective, the Company’s standard benefit package for executive officers includes ERISA-qualified retirement benefits, nonqualified supplemental retirement benefits, compensation deferral opportunities and perquisites that the Committee believes are reasonable and competitive with benefits provided to executive officers of companies with which the Company competes for executive talent.

The Company sponsors various retirement pension plans covering substantially all employees, including all of the Company’s executive officers. Supplemental retirement benefits are provided to each executive officer of the Company under either the SERP or the Frozen SERP. The Committee modified the SERP in February 2007 to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”) and make additional design changes that the Committee deemed advisable so that the SERP benefits would remain competitive with comparable benefits (based on consultations with Hewitt) offered by companies with which the Company competes for executive talent. For details regarding the determination and payment of benefits under the applicable retirement pension plans, the SERP and the Frozen SERP and the present value of accumulated benefits for each NEO, please see the Pension Benefits section beginning on page 20.

The Company maintains tax qualified retirement savings plans (each a “401(k) Plan”) under which all U.S.-based employees, including the NEOs, are able to make pre-tax contributions from their cash compensation, subject to limitations imposed by the Code. The Company makes specified matching or other contributions for all participants each year. The size of these Company contributions varies depending on the applicable 401(k) Plan. Any Company contributions for the benefit of the NEOs are included under the “All Other Compensation” column in the Summary Compensation Table on page 17.

To further assist its executive officers in saving for retirement, the Company makes available the PCC Executive Deferred Compensation Plan to allow executive officers to voluntarily defer the receipt of salary and earned cash bonuses. Deferred amounts can be invested into a variety of notional accounts that mirror the gains or losses of several different investment funds similar to those available through the 401(k) Plans, as well as a Company phantom stock account and an interest-bearing account. The Committee modified the Deferred Compensation Plan in December 2006 to comply with the requirements of Section 409A of the Code. Please see the Nonqualified Deferred Compensation section on page 24 for details about the Deferred Compensation Plan and accumulated balances for each NEO.

In fiscal 2007, the Company provided perquisites to the NEOs and selected other executive officers as follows: payment or reimbursement of automobile lease and operating expenses; reimbursement of club dues; Company-paid financial and tax return preparation services; payment of disability and term life insurance premiums; and payment of Medicare taxes related to the SERP and income taxes related to the Company’s payment of those Medicare taxes. Total perquisite costs for the NEOs for fiscal 2007 are included under the “All Other Compensation” column in the Summary Compensation Table on page 17.

Change in Control Severance Benefits

In furtherance of the Retention Objective, the Company provides change in control severance protection to its executive officers. The specific terms of the Company’s change in control severance agreements and the potential benefits payable upon specified terminations following a change in control are discussed in the Potential Payments upon Termination or Change in Control section beginning on page 25. These benefits are designed to provide executive officers with a strong incentive to remain with the Company if the Company engages in, or is threatened with, a change in control transaction, and to maintain an executive compensation program that is competitive with companies with which the Company competes for executive talent.

Other Important Policies Regarding Executive Officer Compensation

The following components of the Company’s compensation program for executive officers are designed to further implement the Performance Objective:

Stock Ownership Guidelines. The Company requires that all executive officers comply with specified stock ownership guidelines. Under these guidelines, executive officers are required to own a number of shares of the Company’s common stock (or units in the Company phantom stock account under the Deferred Compensation Plan) ranging from 15,000 to 150,000 shares, with the number increasing in accordance with the executive officer’s responsibilities within the Company. Executive officers are given an implementation schedule to achieve the required ownership levels. All executive officers have met their stock ownership guidelines in accordance with the implementation schedule.

No Employment Agreements. The Company’s executive officers do not have employment agreements and serve at the will of the Board of Directors and the Chief Executive Officer.

Clawback Policy. Each of the Company’s bonus programs provides that any employee who knowingly falsifies any financial or other certification, knowingly provides false information relied on by others in a financial or other certification, engages in other fraudulent activity, or knowingly fails to report any such conduct by others, will not earn a bonus for the applicable year and may also face legal action by the Company to recover any bonus improperly received.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the Company’s federal income tax deduction to $1 million per person for compensation paid to the Company’s Chief Executive Officer and to each of the Company’s four other most highly compensated executive officers in any year. Qualifying performance-based compensation is not subject to this limit on deductibility. The Committee considers the impact of Section 162(m) when developing and implementing the Company’s executive compensation program. To this end, for fiscal 2007 the annual performance-based cash bonuses and stock options described above were designed to meet the deductibility requirements.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended April 1, 2007 and the Company’s proxy statement for the 2007 annual meeting.

Steven G. Rothmeier, Chairman
Don R. Graber
Vernon E. Oechsle

Summary Compensation Table

The following table shows compensation earned by the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers who were serving as executive officers of the Company on April 1, 2007 (the “NEOs”).

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Mark Donegan	2007	$1,075,000	$3,410,771	$2,950,900	$877,412	$14,416	$8,328,499
Chairman and Chief Executive Officer
William D. Larsson	2007	$480,000	$653,414	$1,177,590	$632,845	$43,468	$2,987,317
Senior Vice President and Chief Financial Officer
Steven G. Hackett	2007	$412,500	$601,488	$692,500	$334,883	$14,859	$2,056,230
Executive Vice President and President—Fastener Products Group
Roger A. Cooke	2007	$392,500	$490,827	$798,875	$221,383	$50,816	$1,954,401
Vice President—Regulatory and Legal Affairs and Secretary
Joseph I. Snowden	2007	$356,347	$315,780	$872,226	$198,249	$11,466	$1,754,068
Senior Vice President and President—Special Metals Corporation

(1)	Represents the amount of compensation expense recognized under FAS 123R in fiscal 2007 with respect to options granted in fiscal 2007 and prior years, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is recognized ratably over the four-year vesting period. The assumptions made in determining the grant date fair values of options under FAS 123R are disclosed under the caption “Stock-based compensation” in Note 1 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended April 1, 2007.
(2)	The amounts included as changes in the actuarial present value of accumulated benefits under defined benefit pension plans were: Mr. Donegan, $877,412; Mr. Larsson, $576,790; Mr. Cooke, $171,760; Mr. Hackett, $288,369; and Mr. Snowden, $192,752. The amounts included as above-market earnings credited to interest-bearing performance options under non-qualified deferred compensation plan accounts were: Mr. Larsson, $56,055; Mr. Cooke, $49,623; Mr. Hackett, $46,514; and Mr. Snowden, $5,497.
(3)	For Mr. Donegan, amounts include (a) the cost of Company-paid disability and term life insurance premiums, and (b) payment or reimbursement of automobile lease and operating expenses. For Messrs. Larsson and Cooke, amounts include (a) $8,505 and $22,162, respectively, for payment of Medicare taxes related to the Supplemental Executive Retirement Plan and income taxes related to the Company’s payment of those Medicare taxes, (b) the cost of Company-paid disability and term life insurance premiums, (c) Company matching contributions under 401(k) plans, (d) the cost of Company-paid financial and tax return preparation services, (e) reimbursement of club dues, and (f) payment or reimbursement of automobile lease and operating expenses. For Mr. Hackett, amounts include (a) the cost of Company-paid disability and term life insurance premiums, (b) Company matching contributions under 401(k) plans, (c) the cost of Company-paid financial and tax return preparation services, and (d) payment or reimbursement of automobile lease and operating expenses. For Mr. Snowden, amounts include: (a) the cost of Company-paid term life insurance premiums, (b) Company matching contributions under 401(k) plans and (c) payment or reimbursement of automobile lease and operating expenses.

Grants of Plan-Based Awards in Fiscal 2007

The following table contains information concerning the fiscal 2007 bonus opportunities for the NEOs and the stock options granted to the NEOs in fiscal 2007.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(3)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Mark Donegan
Non-equity incentive		$920,000	$1,150,000	—
Option	11/14/06				200,000	$70.79	$3,910,820
William D. Larsson
Non-equity incentive		$367,200	$459,000	—
Option	11/14/06				40,000	$70.79	$991,524
Steven G. Hackett
Non-equity incentive		$324,000	$405,000	—
Option	11/14/06				40,000	$70.79	$991,524
Roger A. Cooke
Non-equity incentive		$249,000	$311,250	—
Option	11/14/06				30,000	$70.79	$743,643
Joseph I. Snowden
Non-equity incentive		$295,200	$369,000	—
Option	11/14/06				45,000	$70.79	$1,115,465

(1)	Represents bonus awards for fiscal 2007 and estimated payouts at threshold and target levels of performance. There is no maximum level of performance for awards under the Company’s bonus programs. The actual amount earned by each NEO for fiscal 2007 is set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” See “Compensation Discussion and Analysis—Performance-Based Cash Bonuses” for a discussion of the terms of these awards.
(2)	Represents stock option grants made under the Company’s 2001 Stock Incentive Plan. The exercise price of all options is equal to the closing market price of the Company’s common stock on the grant date. The options vest 25% per year, beginning one year after the date of grant, based on continued employment. Vesting may also be accelerated in certain circumstances as described below under “Potential Payments upon Termination or Change in Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.
(3)	Represents the grant date fair value of options granted in fiscal 2007 based on a value of $24.79 per share, in the case of Messrs. Larsson, Cooke, Hackett and Snowden, and a value of $19.55 per share, in the case of Mr. Donegan, covered by the options, in each case calculated using the Black-Scholes option pricing model. These are the same values for the options used under FAS 123R. For purposes of FAS 123R, the expected term for Mr. Donegan’s options is 2.7 years and for other officers’ options is 4.2 years. Other assumptions made in determining these values are disclosed under the caption “Stock-based compensation” in Note 1 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended April 1, 2007.

Outstanding Equity Awards at April 1, 2007

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date
Mark Donegan	100,000 100,000 65,000 —	100,000 200,000 195,000 200,000	(1) (2) (3) (4)	$ $ $ $	19.995 31.75 47.84 70.79	11/11/2013 11/16/2014 11/15/2015 11/14/2016
William D. Larsson	— — 12,500 —	14,878 32,000 37,500 40,000	(1) (2) (3) (4)	$ $ $ $	19.995 31.75 47.84 70.79	11/11/2013 11/16/2014 11/15/2015 11/14/2016
Steven G. Hackett	— — — —	7,500 40,000 33,750 40,000	(1) (2) (3) (4)	$ $ $ $	19.995 31.75 47.84 70.79	11/11/2013 11/16/2014 11/15/2015 11/14/2016
Roger A. Cooke	32,960 22,007 13,666 11,000 8,500 —	— — 13,666 22,000 25,500 30,000	(1) (2) (3) (4)	$ $ $ $ $ $	12.07 10.195 19.995 31.75 47.84 70.79	11/13/2011 11/12/2012 11/11/2013 11/16/2014 11/15/2015 11/14/2016
Joseph I. Snowden	— — —	15,000 21,750 45,000	(2) (3) (4)	$ $ $	31.75 47.84 70.79	11/16/2014 11/15/2015 11/14/2016

(1)	Vest 100% on November 11, 2007.
(2)	Vest 50% on November 16, 2007 and 50% on November 16, 2008.
(3)	Vest one-third on November 15, 2007, one-third on November 15, 2008 and one-third on November 15, 2009.
(4)	Vest 25% on November 14, 2007, 25% on November 14, 2008, 25% on November 14, 2009 and 25% on November 14, 2010.

Option Exercises in Fiscal 2007

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Mark Donegan	121,224	$7,114,654
William D. Larsson	55,300	$2,800,887
Steven G. Hackett	52,421	$2,291,171
Roger A. Cooke	109,058	$5,010,386
Joseph I. Snowden	17,250	$762,606

Pension Benefits as of December 31, 2006

The Precision Castparts Corp. Retirement Plan (the “PCC RP”) is the Company’s qualified pension plan in which most of the NEOs participate. Following certain of the Company’s business acquisitions, the Company has continued to maintain the benefit plans of the acquired subsidiaries. Mr. Donegan served as President of Wyman-Gordon Company for 20 months after we acquired it in 1999, and therefore has accrued a benefit under its qualified pension plan, the Wyman-Gordon Company Retirement Income Plan (the “WG RIP”). Mr. Snowden was a long-time employee of SPS Technologies when we acquired it in 2003, and therefore he participates in the SPS Technologies Retirement Income Plan (the “SPS RIP”).

All of the NEOs other than Mr. Larsson participate in the Company’s Supplemental Executive Retirement Program—Level One Plan—Ongoing (the “SERP”), the Company’s principal nonqualified pension plan. Mr. Larsson participates in the Company’s Frozen Supplemental Executive Retirement Program (the “Frozen SERP”), which provides benefits similar to the SERP but with the vested benefit as of December 31, 2004 not being subject to certain restrictions of Section 409A of the Internal Revenue Code. Mr. Snowden participates in the SPS Technologies Benefit Equalization Plan (the “SPS BEP”), which supplements the benefits provided under the SPS RIP.

The following table provides information regarding accumulated benefits under the Company’s various pension plans as of December 31, 2006:

Name	Age	Plan Name	Number of Years Credited Service (#)(1)(2)	Present Value of Accumulated Benefit ($)(3)
Mark Donegan	50	SERP PCC RP WG RIP	21.4167 19.75 1.6667	$6,848,419 259,211 21,163
William D. Larsson	61	Frozen SERP PCC RP	26.6667 26.6667	$5,506,238 728,720
Steven G. Hackett	49	SERP PCC RP	12.4167 11.9996	$1,112,503 149,376
Roger A. Cooke	58	SERP PCC RP	6.75 6.75	$1,601,667 150,102
Joseph I. Snowden	50	SERP SPS RIP SPS BEP	27.1667 18.00 18.00	$1,024,000 143,245 34,059

(1)	Does not include an additional three years and five months of service credit under the SERP that the Compensation Committee awarded to Mr. Hackett in February 2007 to give him credit for a break in his employment with the Company in the mid-1990s. This additional credit results in uninterrupted service credit for Mr. Hackett under the SERP from his original hire date in March 1991. If this additional service had been credited as of December 31, 2006, the amounts in the SERP line in the above table for Mr. Hackett would have been 15.8333 years of service and a present value of accumulated benefit of $1,516,501.
(2)	In February 2004, Mr. Snowden was granted pre-acquisition service credit under the SERP for the 24 years and 1 month of service that he had with SPS Technologies and its subsidiaries prior to it being acquired by the Company on December 9, 2003. The present value of Mr. Snowden’s accumulated SERP benefit as shown in the above table is higher by $985,370 than it would have been without the additional years of service.
(3)

For the PCC RP, the WG RIP, the SERP and the Frozen SERP, the Present Value of Accumulated Benefit in the above table represents the actuarial present value as of December 31, 2006 of the NEO’s pension benefit calculated based on years of service and final average pay as of that date but assuming retirement at the earliest age at which benefits are unreduced (age 64 for Mr. Donegan under the WG RIP and age 65 under all other plans). December 31, 2006 is the pension measurement date used for financial statement reporting purposes with respect to the Company’s audited balance sheet as of April 1, 2007. The actuarial present value was calculated using a discount rate of 6.00% and the RP2000 Combined Healthy Mortality Table, the same assumptions used in the pension benefit calculations reflected in the Company’s audited balance sheet for the year ended April 1, 2007. The SPS RIP and the SPS BEP are cash balance pension plans, so the Present Value of Accumulated Benefit in the above table for those plans represents the actual cash balances in the NEO’s accounts under those plans as of December 31, 2006.

Qualified Pension Plans

The Company and certain of its subsidiaries maintain tax-qualified defined benefit retirement plans (the “Pension Plans”) to provide an income replacement mechanism for retirees. The NEOs participate in the Pension Plans on the same terms as all other participating employees. In general, eligible employees in participating entities participate in the Pension Plans after completing one year of service, and benefits become 100% vested after five years of service. The PCC RP and the WG RIP are typical pension plans that provide a monthly benefit following retirement based on years of service and final average pay. The SPS RIP is a cash balance pension plan under which amounts are regularly credited to participants’ accounts based on years of service and pay with retirement benefits payable based on those account balances plus interest. Final average pay for purposes of calculating benefits under the PCC RP and the WG RIP generally consists of a participant’s highest average base salary for any 60 consecutive months of employment with the Company or any of its subsidiaries, with a limited amount of bonus also included under the WG RIP. However, as of December 31, 2006, the Internal Revenue Code limited the amount of annual pay considered for purposes of calculating benefits under the Pension Plans to $220,000.

Under the PCC RP, a normal retirement benefit is payable upon retirement at age 65 and is equal to the participant’s years of service (up to 35) multiplied by the sum of (a) 1.2% of the participant’s final average pay, plus (b) 0.6% of the excess of the participant’s final average pay over an amount referred to as Social Security covered compensation, which generally consists of the average of the Social Security maximum taxable wage bases for the 35 years ending with the participant’s Social Security normal retirement age. For years of service in excess of 35 years, the normal retirement benefit includes an additional 0.5% of final average pay for each such additional year. Under the WG RIP, a normal retirement benefit is payable to Mr. Donegan upon retirement at age 64 and is equal to his years of service applicable to that plan (up to 35) multiplied by the sum of (a) 1.1% of his final average pay, plus (b) 0.4% of the excess of his final average pay over Social Security covered compensation (as defined above).

Under the PCC RP, a participant who is age 55 or older with at least 10 years of service is eligible to elect an early retirement benefit, which is the normal retirement benefit after reduction for early commencement of benefits. Under the WG RIP, early retirement is available for participants who are 55 or older with 5 years of service. Under both the PCC RP and the WG RIP, for each year that a participant’s early retirement benefits start prior to the unreduced normal retirement age, the participant’s monthly retirement benefit is reduced by 6%. Mr. Larsson is currently eligible for early retirement benefits. If he had retired on December 31, 2006 and elected to immediately start benefits at that time, the present value of accumulated benefits for him under the PCC RP as reflected in the Pension Benefits table above would be higher by $68,322.

Under the SPS RIP, participants’ accounts are credited with a percentage of base salary paid to them each quarter based on the sum of their age and years of service at the beginning of the quarter. However, base salary considered for this purpose each year is limited by the Internal Revenue Code, with a limit of $220,000 applying in 2006. The percentage of salary credited increases as certain thresholds of age plus years of service are crossed, and a higher percentage is applicable at each level to salary over the Social Security Wage Base ($94,200 in 2006), up to maximums of 8.125% of salary up to the wage base and 11.125% of salary over the wage base for participants with age plus years of service of 92 or more. Interest is credited to accounts quarterly at a rate based on an average of the one-year Treasury constant maturities rate published by the Federal Reserve Board in the prior quarter, subject to a minimum rate equal to the lesser of 5% or 1% over the one-year Treasury average.

The basic benefit form for normal and early retirement under the PCC RP and the WG RIP is a monthly annuity for life. A participant may choose among different benefit forms that are the actuarial equivalent of the basic benefit form, but a lump sum is not available. Under the SPS RIP, the balance in the participant’s account is payable upon retirement as a lump sum or in an actuarially equivalent annuity form selected by the participant.

Supplemental Executive Retirement Programs

The Company maintains the SERP and the Frozen SERP to provide for retirement benefits above amounts available under the Company’s Pension Plans. All of the Company’s executive officers, as well as certain other key employees designated by the Compensation Committee, are eligible to participate in the SERP or the Frozen SERP. Any participant who was age 55 or older with at least 10 years of service as of December 31, 2004 (and therefore had a vested SERP benefit under the plan terms in effect at that time) is a participant in the Frozen SERP, and all others participate in the SERP. Participants have no vested SERP benefit unless they remain employed until they qualify for an early retirement benefit under the SERP. Vested benefits are forfeited if the participant’s employment is terminated for certain misconduct or if the participant engages in competition with the Company during the three years following termination of employment.

To calculate normal retirement benefits under the SERP and the Frozen SERP, a target monthly retirement benefit is determined for each participant based on final average pay and years of service, which is then reduced by (a) the participant’s estimated monthly Social Security benefit assuming commencement at age 65, (b) the participant’s monthly benefit under the PCC RP, the WG RIP, the SPS RIP and the SPS BEP, as applicable, assuming commencement at age 65 and converted to a 50% joint and survivor annuity if the participant is married, and (c) the amount determined by assuming that the participant had received the maximum matching contribution available to him or her each year under the Company’s 401(k) plans and that such amounts earned interest at an annual rate of 8% to age 65, with the assumed balance at age 65 being converted to an actuarially equivalent monthly benefit in the form of a life annuity if the participant is unmarried or a 50% joint and survivor annuity if the participant is married. Final average pay for purposes of calculating SERP target benefits generally consists of the average of the salary and bonus paid to the participant in the highest three calendar years out of any five calendar years of employment.

The target SERP retirement benefit upon retirement at age 65 is equal to (a) the participant’s years of service (up to 20) multiplied by 3.0% of the participant’s final average pay, plus (b) the participant’s years of service in excess of 20 years multiplied by 0.5% of the participant’s final average pay. This formula results in a target benefit of 60% of final average pay after 20 years of service with further increases of 0.5% of final average pay for each additional year of service thereafter. At the time Mr. Cooke was hired, the Company agreed to modify the SERP for him to provide that his target SERP benefit would accrue at the rate of 6.0% of final average pay for each of his first five years of service with the accrual rate dropping to 1.16% for the next 8 years so that his target SERP benefit upon retirement at age 65 would be exactly what it would have been if the SERP had not been modified. The present value of Mr. Cooke’s accumulated SERP benefit as shown in the Pension Benefits table above is higher by $737,888 than it would have been without this modification.

A participant whose age plus years of service totals at least 70 and who has at least 10 years of service is vested and eligible for early retirement benefits under the SERP and the Frozen SERP. The Company’s agreement with Mr. Cooke provides that he became vested and eligible for an early retirement benefit under the SERP after 5 years of service. For each year that a participant terminates employment prior to age 65, the normal retirement benefit is reduced by 3% under the SERP and 6% under the Frozen SERP. Mr. Donegan, Mr. Larsson, Mr. Cooke and Mr. Snowden are currently eligible for early retirement benefits under the SERP or the Frozen SERP. If they had retired on December 31, 2006, the present value of accumulated benefits for each of them under the SERP or Frozen SERP, as applicable, as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Donegan, $4,165,496; Mr. Larsson, $165,758; Mr. Cooke, $523,516; and Mr. Snowden, $662,736. The SERP allows the Compensation Committee or the Chief Executive Officer to grant credit for pre-acquisition service under the plan. Decisions to grant additional service credit under the SERP are made on a case-by-case basis.

The normal or early retirement benefit under the SERP or Frozen SERP determined as described above is paid as a monthly annuity for life if the participant is not married, and is paid as a 50% joint and survivor annuity if the participant is married, providing a significant benefit enhancement for married participants. Subject to certain timing limitations, married participants may elect to receive an actuarially equivalent 100% joint and survivor annuity, and all participants may elect to receive an actuarially equivalent lump sum benefit. Under the Frozen SERP, a participant or a retired participant may elect to receive an actuarially equivalent lump sum payment of remaining benefits reduced by 10% without any timing limitations on that election.

The SPS BEP operates in conjunction with the SPS RIP. Any amount that would be credited to the account of a SPS RIP participant but for the Internal Revenue Code limitation on salary considered for SPS RIP contribution purposes is instead credited to the participant’s account under the SPS BEP. Interest crediting and payment of benefits under the SPS BEP are on the same terms as the SPS RIP.

Disability Benefits under Pension Plans and SERP

Under the PCC RP, if the employment of a participant terminates as the result of disability, the participant will continue to be credited with years of service while disabled and will be deemed to have continued to receive base salary at the rate in effect on the date of disability. If the NEOs participating in the PCC RP had terminated employment on December 31, 2006 as a result of disability and then elected to commence receiving benefits at age 65, the present value of accumulated benefits for each of them under this plan calculated using the RP-2000 Disabled Retiree Mortality Table and otherwise as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Donegan, $0; Mr. Larsson, $0; Mr. Cooke, $21,840; and Mr. Hackett, $9,856. Under the SPS RIP and the SPS BEP, if the employment of a participant terminates as the result of disability, the participant will receive contributions to his or her accounts for one additional year based on the participant’s base salary in effect on the date of disability. If Mr. Snowden had terminated employment on December 31, 2006 as a result of disability, he would have received additional contributions of $14,231 to his account under the SPS RIP and $5,661 to his account under the SPS BEP.

Under the SERP and the Frozen SERP, if the employment of a participant who has at least 10 years of service terminates as the result of disability, the participant will continue to be credited with years of service while disabled and will be deemed to have continued to receive compensation at the rate in effect on the date of disability. If the NEOs with at least 10 years of service had terminated employment on December 31, 2006 as a result of disability and then elected to commence receiving benefits at age 65, the present value of accumulated benefits for each of them under the SERP or Frozen SERP, as applicable, calculated using the RP-2000 Disabled Retiree Mortality Table and otherwise as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Donegan, $1,147,616; Mr. Larsson, $438,860; Mr. Hackett, $704,045; and Mr. Snowden, $33,571.

Nonqualified Deferred Compensation in Fiscal 2007

Name	Plan Name	Executive Contributions in Fiscal 2007 ($)(1)	Aggregate Earnings in Fiscal 2007 ($)(1)	Aggregate Balance at April 1, 2007 ($)
Mark Donegan		$0	$0	$0
William D. Larsson	EDC	107,459	135,473	1,489,125
Steven G. Hackett	EDC	250,889	622,762	2,394,636
Roger A. Cooke	EDC	173,250	130,069	1,838,578
Joseph I. Snowden	EDC	14,711	52,990	162,170
	SPS EDC	0	4,136	59,240

(1)	Amounts disclosed in the Executive Contributions column are also included in the Salary column of the Summary Compensation Table. The portion of the amounts reported in the Aggregate Earnings column that represents above-market earnings is also included in the Summary Compensation Table, and the amount of above-market earnings for each NEO is set forth in footnote 2 to that table.

All of the NEOs are eligible to participate in the Company’s Executive Deferred Compensation Plan (the “EDC”), which is an unfunded plan for SERP participants and other management or highly compensated employees who are designated for participation by the Chief Executive Officer. The EDC enables participants to defer receipt of compensation. The EDC allows participants to elect in advance of earning salary and bonuses to defer a whole number percentage of the participant’s salary or bonuses or both and have the deferred amount credited to an EDC account to which reference investment performance results are credited (or charged, if there are negative results). The maximum allowed deferral percentage is 100%, applicable to salary or bonuses or both.

Investment reference performance results are determined by performance options selected by the participant, which include a prime rate plus 2% option (which paid an average interest rate of 10.2% in fiscal 2007), a Company phantom stock fund (annual return of 75.5% in fiscal 2007), and nine mutual funds with investment objectives generally consistent with the investment choices available to participants in the Company’s 401(k) plans (with annual returns in fiscal 2007 ranging from a 1.1% gain to a 15.2% gain). Participants may select performance options and change an existing selection on any business day, except for selections made with respect to the Company phantom stock fund. Once each year, a participant who is a current employee or officer may select into (but not out of) the Company phantom stock fund as a performance option with respect to previously deferred compensation.

Benefits are generally paid pursuant to the time of payment election made by the participant prior to earning the compensation. The form of payment is specified in the participant’s deferral election and is either a cash lump sum, installments from 2 to 20 years, or in shares of Company common stock (available with respect to deferred compensation for which the Company phantom stock fund performance option was selected). Participants may withdraw the portion of their accounts attributable to deferrals prior to January 1, 2005 and investment returns thereon at any time subject to forfeiture of 10% of the balance. These same pre-2005 balances will be distributed to participants if their employment is involuntarily terminated within 24 months of a change in control, while account balances attributable to deferrals after December 31, 2004 and investment returns thereon will be distributed to participants upon a change in control whether or not employment terminates.

Mr. Snowden previously deferred compensation under the SPS Technologies Executive Deferred Compensation Plan (the “SPS EDC”). No further deferrals have been permitted under the SPS EDC since the Company acquired SPS Technologies in 2003. Interest is credited under the SPS EDC at fixed rates established each year for amounts deferred under the plan in that year. Amounts Mr. Snowden deferred in the following years bear the following interest rates: 1998 – 7.4%; 2001 – 8.42%; 2002 – 7.65%; and 2003 – 6.35%.

Potential Payments Upon Termination or Change-in-Control

Benefits Potentially Payable Upon a Change in Control

The Company has agreed to provide specified benefits to the NEOs under certain circumstances in connection with a “change in control” of the Company. Most of the benefits are only payable if the NEO’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 24 months after the change in control. In the change of control severance agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 20% or more of the Company’s outstanding common stock,

•	the nomination (and subsequent election) in a 2 year period of a majority of the Company’s directors by persons other than the incumbent directors, and

•	shareholder approval of a sale of all or substantially all of the Company’s assets or an acquisition of the Company through a merger or consolidation.

In the change of control severance agreements, “cause” includes willful and continued failure to substantially perform duties after notice and willful conduct that is demonstrably and materially injurious to the Company. “Good reason” includes the assignment of duties inconsistent with the NEO’s position before the change in control, a reduction in compensation or benefits, or a relocation of the NEO’s principal place of employment by more than 50 miles.

The following table shows the estimated change in control benefits that would have been payable to the NEOs if a change in control had occurred on April 1, 2007 (except as otherwise noted) and each officer’s employment was terminated on that date either by the Company without “cause” or by the officer with “good reason.”

	Mark Donegan	William D. Larsson	Steven G. Hackett	Roger A. Cooke	Joseph I. Snowden
Cash Severance Benefits(1)	$7,753,800	$3,393,695	$2,733,983	$2,522,835	$2,175,000
Insurance Continuation(2)	$38,871	$38,766	$35,562	$36,939	$44,370
Acceleration of Stock Options(3)	$41,241,147	$7,318,525	$6,892,316	$5,275,397	$3,925,020
Relocation Expenses(4)	$100,000	$100,000	$100,000	$100,000	$100,000
Acceleration of SERP Vesting(5)	$—	$—	$1,693,499	$—	$—
Lump Sum Payout of Additional Pension Benefits(6)	$1,256,497	$809,743	$631,453	$447,142	$208,945
Tax Gross-Up(7)	$—	$—	$2,156,491	$—	$1,477,197
Total	$50,390,315	$11,660,729	$14,243,304	$8,382,313	$7,930,532

(1)	Cash Severance Benefits. A cash severance benefit is payable by the Company under the change of control severance agreements if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 24 months after a change in control. The cash severance payment for each NEO is equal to (a) three times the annual base salary plus (b) three times the greater of the average of the last three annual bonuses or the target bonus as in effect at the time of the change in control. These amounts are payable in a lump sum following termination and only if the executive officer has executed a release of claims, which also includes obligations on the officer regarding confidentiality of proprietary or trade secret information and non-disparagement.
(2)

Insurance Continuation. If cash severance benefits are triggered, the change of control severance agreement for each NEO also provides for continuation of life, accident and health insurance benefits paid by the Company for up to 36 months following termination of employment, but not to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 36 months of life, accident and health insurance benefit payments at the rates paid by the Company for each officer as of April 1, 2007.

(3)	Stock Option Acceleration. The stock option agreements covering options held by the NEOs provide that upon a change in control all outstanding unexercisable options immediately become exercisable in full, whether or not the NEO’s employment is terminated. The option agreements provide that options generally remain exercisable for 6 months following termination of employment, except that this period is extended to 12 months if the optionee is eligible for early retirement under the PCC RP. Mr. Larsson was the only NEO eligible for early retirement under the PCC RP as of April 1, 2007. Information regarding outstanding unexercisable options held by each NEO is set forth in the Outstanding Equity Awards table above. Because options that are accelerated at the same time employment is terminated will have a maximum remaining term of 6 months (12 months for Mr. Larsson), amounts in the table above represent the aggregate value as of April 1, 2007 of each NEO’s outstanding unexercisable options assuming a 6-month or 12-month, as applicable, remaining term and otherwise calculated using the Black-Scholes option pricing model with the same assumptions as those used for valuing the Company’s options under FAS 123R.
(4)	Relocation. If cash severance benefits are triggered, the change of control severance agreement for each NEO also provides for reimbursement of certain relocation expenses if the officer moves his or her residence in order to pursue other business opportunities within one year after the date of termination. Amounts in the table above represent the estimated cost of a typical relocation.
(5)	Acceleration of SERP Vesting. Under the terms of the SERP, on a change in control (as defined in the SERP), all SERP participants will be fully vested and the actuarial present value of their accrued age 65 normal retirement benefits will immediately be paid as a lump sum payment. Mr. Hackett is the only NEO who was not vested in the SERP as of December 31, 2006, and the amount in the table above represents the lump sum payment he would have received under the terms of the SERP if a change in control had occurred on that date and he had previously been awarded the additional service credit under the SERP awarded to him in February 2007 as discussed in footnote 1 to the Pension Benefits table above.
(6)	Lump Sum Payout of Additional Pension and SERP Benefits. If cash severance benefits are triggered, the change of control severance agreement for each NEO also provides for a lump sum payment equal to the actuarial present value of the additional age 65 normal retirement benefit the NEO would have received if he had been credited with three additional years of service and compensation under the pension plan and SERP in which he participates. The amounts in the table represent the lump sum payments the NEOs would have received under this provision if a change in control and employment termination had occurred on December 31, 2006, and Mr. Hackett had previously been awarded the additional service credit under the SERP awarded to him in February 2007 as discussed in footnote 1 to the Pension Benefits table above.
(7)	Tax Gross-up Payment. If any payments or benefits to an NEO in connection with a change in control are subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the Company is required under the change of control severance agreements to make a tax gross-up payment to the officer sufficient so that after paying ordinary income taxes and the excise tax on the tax gross-up payment, the balance of the payment will be equal to the excise tax on the other excess parachute payments. Amounts in the table above are estimates.

Other Benefits Triggered on Certain Employment Terminations

The stock option agreements covering options held by the NEOs provide that if an NEO’s employment terminates on or after the NEO reaches age 65, all outstanding unexercisable options will become exercisable in full and, instead of terminating in 6 or 12 months, all outstanding options will remain exercisable for their full ten-year terms. Mr. Larsson and Mr. Cooke are the only NEOs who will turn 65 before all of their currently outstanding options expire. As of April 1, 2007, Mr. Larsson held options for 10,000 shares that will be unvested on his 65th birthday in June 2010, and that will therefore be subject to accelerated vesting if he retires at that time. To provide some estimate of the value of the above benefits, if it is assumed that Mr. Larsson and Mr. Cooke do not exercise any of their currently outstanding options with terms extending beyond their respective 65th birthdays, and it is further assumed that the Company’s stock price on their respective 65th birthdays is the same as it was on April 1, 2007, then the sum of (a) the value (using the Black-Scholes option pricing model with the same assumptions as those used for valuing the Company’s options under FAS 123R including the same maximum expected term) of outstanding options that would accelerate upon retirement at age 65 (for Mr. Larsson only), and (b) the increased Black-Scholes value (using the same assumptions) of other outstanding options whose post-termination exercise would be extended to full term as compared to the value of those options based on a 12-month post-termination exercise period, would be $1,476,278 for Mr. Larsson and $465,262 for Mr. Cooke.

Equity Compensation Plan Information

The following table provides information regarding the number of shares of common stock of the Company that were subject to outstanding stock options or other compensation plan grants and awards at April 1, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,393,252	$41.15	1,389,062	(1)
Equity compensation plans not approved by security holders	3,534,073	$39.31	2,808,864	(2)
Total	5,927,325	$40.05	4,197,926

(1)	Under the Company’s 1994 Stock Incentive Plan (the “1994 Plan”), 1,254 shares of common stock remain available for issuance. These shares may be issued at the discretion of the Board of Directors as restricted stock, nonqualified or incentive stock options, stock appreciation rights, stock bonuses, restricted stock or cash bonus rights to key employees of the Company and its subsidiaries. At this time, no awards other than options have been issued under the 1994 Plan. 1,387,808 shares of common stock remain available for issuance under the Company’s 2001 Stock Incentive Plan (the “2001 Plan”). The 2001 Plan permits the Board of Directors to make awards to (1) selected employees, officers and directors and (2) selected nonemployee agents, consultants, advisers and independent contractors. These awards can be incentive stock options, nonstatutory stock options, stock appreciation rights, stock bonus awards, restricted stock or restricted stock units. Shares of common stock awarded as stock bonuses, restricted stock or in connection with restricted stock units may not together exceed 20 percent of the shares authorized for issuance under the 2001 Plan. At this time, no awards other than options have been issued under the 2001 Plan.
(2)	The Company’s 1999 Nonqualified Stock Option Plan (the “1999 Plan”) as initially adopted and subsequently amended and adjusted to reflect stock splits provides for the issuance of up to 12,000,000 shares of common stock upon the exercise of nonqualified stock options granted to employees (excluding employees who are officers or directors of the Company) of the Company and its subsidiaries. 2,808,864 shares of common stock remain available for issuance under this plan. The Board of Directors has delegated the duty of administering the 1999 Plan to the Compensation Committee. The option exercise price may be any amount determined by the Board of Directors. The 1999 Plan will continue in effect until all shares available for issuance under the 1999 Plan have been issued and all restrictions on such shares have lapsed.

Return to Shareholders Performance Graph

The following line graph provides a comparison of the annual percentage change in the Company’s cumulative total shareholder return on its common stock to the cumulative total return of the S&P 500 Index and the S&P 500 Aerospace Index. The comparison assumes that $100 was invested on March 31, 2002 in the Company’s common stock and in each of the foregoing indices and, in each case, assumes the reinvestment of dividends.

MEASUREMENT PERIOD

(by fiscal year)

	2002	2003	2004	2005	2006	2007
S&P 500	100.0	75.24	100.03	107.76	121.19	135.53
S&P 500 Aerospace & Defense	100.0	67.03	93.25	119.29	146.89	170.47
Precision Castparts Corp.	100.0	67.62	122.47	216.78	339.60	595.84

PROPOSAL 2: APPROVAL OF THE EXECUTIVE PERFORMANCE INCENTIVE PLAN

The Board of Directors Recommends a Vote “For” Proposal 2

The Proposal

The Board of Directors recommends that the shareholders approve the adoption of the proposed Precision Castparts Corp. Executive Performance Incentive Plan (the “Performance Plan”). On May 23, 2007, the Board of Directors adopted the Performance Plan, subject to shareholder approval. The purposes of the Performance Plan are to enable the Company and its subsidiaries to attract, retain, and motivate qualified executive officers and key employees by giving cash awards linked to performance, and to qualify these cash awards for federal income tax deductibility by the Company. If adopted, the Performance Plan will replace the current Executive Performance Compensation Plan (the “Current Performance Plan”), which expires this year, and will be effective for the Company’s fiscal years beginning on and after April 2, 2007. The complete text of the Performance Plan is set forth in Exhibit A to this proxy statement. Shareholders are urged to review the Performance Plan together with the following summary, which is qualified in its entirety by referring to Exhibit A.

Description of the Executive Performance Incentive Plan

General; Tax Consequences. Section 162(m) of the Internal Revenue Code provides that, subject to certain exceptions, a publicly owned corporation may not deduct compensation in excess of $1 million per year per person paid to the corporation’s chief executive officer and its four other most highly paid executive officers. One of the exceptions is for performance-based compensation paid under a shareholder-approved plan that satisfies certain conditions of Section 162(m). The Performance Plan will provide cash incentive awards to certain of the Company’s executive officers and key employees (the “Participants”), as identified by the Compensation Committee of the Board of Directors, which is comprised solely of three directors, each of whom is an “outside director” within the meaning of Section 162(m) (the “Committee”). The Company will make these awards upon a Participant’s achievement of selected annual performance goals based on the criteria in the Performance Goals section below in order to qualify the awards as performance-based compensation and, therefore, have the awards be fully tax deductible by the Company under Section 162(m).

Eligibility. The persons eligible to participate in the Performance Plan are (i) each executive officer of the Company and (ii) each key employee of the Company or a subsidiary, as designated by the Committee.

Performance Goals. Each year the Committee will set for each Participant one or more Performance Goals that the Participant must achieve in order to receive an award under the Performance Plan. The Performance Goals shall be one or more targeted levels of performance for a fiscal year with respect to one or more of the following objective measures with respect to the Company or any subsidiary, division, line of business, product line or other unit of the Company: net income, operating profit, operating profit after set-asides, gross margins, earnings per share, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), sales, total revenues, market share, cash flow, generation of free cash, operating working capital, working capital, retained earnings, stock price, total shareholder return, operating expense ratios, return on sales, return on equity, return on capital, return on net assets, return on investments, and inventory turns, in each case either before or after the effect of unplanned acquisitions, divestitures, changes in accounting method, restructuring charges, asset impairment charges, foreign currency translations or other specified non-recurring charges (as determined according to criteria pre-established by the Committee). No component of a Performance Plan award shall be paid if the related performance goal is not met, but the Committee may, in its discretion, reserve the right to reduce or eliminate a Participant’s calculated award.

2008 Target Awards. In May 2007, the Committee established performance targets and target awards under the Performance Plan for the officers and key employees for fiscal year 2008. As under the Current Performance Plan, target awards for fiscal year 2008 are based on achievement of certain pre-established performance criteria. The principal criteria, depending on each officer’s or key employee’s job responsibilities, are earnings per share, return on assets, operating profit, operating working capital and cash flow. The actual amounts to be paid under the Performance Plan cannot be determined at this time, as such amounts are dependent upon the Company’s performance for the current fiscal year. However, since the Performance Plan is a replacement for the expiring Current Performance Plan, the fiscal year 2007 actual bonus compensation received by the named officers, as shown in the Summary Compensation Table on page 17, is a comparable measure of the awards that will be made under the Performance Plan. The Company’s 16 executive officers as a group, including the named executive officers, received bonus compensation for fiscal year 2007 of approximately $11,085,432.

Maximum Bonus. The maximum cash bonus that may be paid or accrued for any Participant with respect to performance in any fiscal year will be $8,000,000.

Administration. The Committee will administer the Performance Plan and will have the sole authority to interpret any provision of the Performance Plan. The Committee will certify whether a Participant has met the Performance Goals.

Termination; Amendment. The Board of Directors of the Company may amend or terminate the Performance Plan at any time, with shareholder approval obtained when necessary to continue to qualify the amounts payable hereunder as performance-based compensation under Section 162(m). If approved by the shareholders at the Annual Meeting, the Performance Plan will terminate five years thereafter unless reapproved by the shareholders at that time. In the event the shareholders fail to approve the Performance Plan at the Annual Meeting, the Performance Plan will automatically terminate.

Vote Required for Approval and Recommendation by the Board

The Board of Directors recommends a vote FOR Proposal 2. In order for the proposal to approve the Performance Plan to be approved, the votes cast in favor of the proposal must exceed the votes cast in opposition to the proposal. Abstentions and broker nonvotes are counted for purposes of determining whether a quorum exists at the annual meeting but are not counted and have no effect on the results of the vote on this proposal. If the proposed Performance Plan is not approved, the Committee, because incentive compensation is considered to be an integral part of the Company’s compensation program, may consider the implementation of some other incentive compensation program irrespective of whether any amount paid under such program would be deductible under Section 162(m).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the Company’s knowledge, no person was the beneficial owner of more than five percent of the Company’s outstanding common stock as of April 2007.

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors has adopted a written policy with respect to related party transactions. The policy requires that the Audit Committee approve all transactions or series of similar transactions between the Company and a related party, which includes all executive officers and directors and their immediate family members, that exceed $120,000 and in which the related party has a direct or indirect material interest. The policy also applies to transactions between the Company and an entity (i) owned or controlled by a director, executive officer or their immediate family members or (ii) for which a director, executive officer or their immediate family member serves as a senior officer or director. The policy provides that the Audit Committee will take into account whether the interested transaction is on terms no less favorable to the Company than the terms generally made available by the Company to an unaffiliated third party under similar circumstances and the extent of the related party’s interest in the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, as well as persons who own more than 10 percent of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership of common stock of the Company with the Securities and Exchange Commission. To the Company’s knowledge, based solely on reports and other information submitted by executive officers and directors, the Company believes that during the fiscal year ended April 1, 2007, each of its executive officers, directors and persons who owns more than 10 percent of the Company’s common stock complied with all applicable Section 16(a) filing requirements, except that (i) Mr. Hackett filed late one Form 4 relating to the acquisition of 664.561 phantom stock units; (ii) Mr. Graber filed late one Form 4 relating to the acquisition of 1,000 phantom stock units and nine Forms 4 relating to the acquisition of an aggregate of 8.367 shares of common stock through a dividend reinvestment program maintained by his broker; (iii) Mr. Snowden filed late an amended Form 3 to report his ownership of 893.187 phantom stock units that were omitted from his initial Form 3 filing; and (iv) since phantom stock funds were added to the Company’s deferred compensation plans in 2003 and continuing through the quarterly dividend paid in April 2007, no Forms 4 were filed by any directors or executive officers of the Company relating to phantom dividends credited on account of phantom stock units in participants’ deferred compensation accounts. Accordingly, in June 2007 eight of the Company’s directors or executive officers filed late a total of 72 Forms 4 covering an aggregate of 138.623 phantom stock units as follows: Mr. Buck, seven Forms 4 relating to an aggregate of .853 phantom stock units; Ms. Hagel, four Forms 4 relating to an aggregate of 11.619 phantom stock units; Mr. Konkol, eleven Forms 4 relating to an aggregate of 41.164 phantom stock units; Mr. Lienhart, eleven Forms 4 relating to an aggregate of 12.784 phantom stock units; Mr. Snowden, eleven Forms 4 relating to an aggregate of 2.398 phantom stock units; Mr. Bridenbaugh, eight Forms 4 relating to an aggregate of 29.52 phantom stock units; Mr. Graber, eight Forms 4 relating to an aggregate of 8.625 phantom stock units; and Mr. Hackett, twelve Forms 4 relating to an aggregate of 31.66 phantom stock units.

ANNUAL REPORT AND FORM 10-K

We have included with this proxy statement a copy of the Company’s 2007 Annual Report that includes the Company’s Annual Report on Form 10-K. Upon written request, the Company will furnish without charge additional copies of the Company’s Annual Report. Such requests should be directed to Mr. Roger A. Cooke, Secretary, Precision Castparts Corp., 4650 SW Macadam Avenue, Ste. 400, Portland, OR 97239-4262.

METHOD AND COST OF SOLICITATION

The Company will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, the Company’s employees may request the return of proxies in person or by telephone. We have hired The Proxy Advisory Group, LLC to assist with annual meeting procedures and to solicit proxies for a fee of $7,000. Brokers and persons holding shares for the benefit of others may incur expenses in forwarding proxies and accompanying materials and in obtaining permission from beneficial owners of stock to execute proxies. On request, we will reimburse those expenses.

HOUSEHOLDING

The Company has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same address and do not participate in electronic delivery of proxy materials receive only one copy of the Proxy Statement and Annual Report. Shareholders who participate in householding continue to receive separate proxy forms. Householding does affect dividend check mailings.

Any shareholder who would prefer to have a separate copy of the Proxy Statement and Annual Report delivered to him or her at the shared address for this and future years may elect to do so by calling (503) 417-4822 or by writing to Mr. Roger A. Cooke, Secretary, Precision Castparts Corp., 4650 SW Macadam Avenue, Ste. 400, Portland, OR 97239-4262. A copy of the materials will be sent promptly to the shareholder following receipt of such notice.

DISCRETIONARY AUTHORITY

While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this proxy statement. However, the enclosed proxy gives discretionary authority in the event that any other matters should be presented.

SHAREHOLDER PROPOSALS

Shareholders wishing to present proposals for action at an annual meeting must do so in accordance with the Company’s bylaws. To be timely, a shareholder’s notice must be in writing and delivered to or mailed and received at the principal executive office of the Company not less than 50 days nor more than 75 days prior to that year’s annual meeting; provided, however, that in the event less than 65 days’ notice or prior public disclosure of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received not later than the close of business on the 15th day following the date on which such notice of the annual meeting was mailed or such public disclosure was made, whichever first occurs. For purposes of the Company’s 2008 annual meeting, such notice, to be timely, must be received by the Company between May 29, 2008 and June 23, 2008. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in next year’s annual meeting proxy materials be received at the Company’s principal office by March 5, 2008. The Company’s mailing address is 4650 SW Macadam, Suite 400, Portland, Oregon 97239.

Whether you plan to attend the meeting or not, please sign the enclosed proxy form and return it to us in the enclosed, stamped envelope.

/s/ ROGER A. COOKE
Roger A. Cooke
Secretary

Portland, Oregon

July 3, 2007

EXHIBIT A

PRECISION CASTPARTS CORP.

EXECUTIVE PERFORMANCE INCENTIVE PLAN

1. PURPOSES. This Plan is intended to enable the Company to attract, retain, motivate and reward qualified executive officers by providing them with the opportunity to earn competitive compensation directly linked to their annual performance and the achievement of Company business objectives. This Plan is also intended to qualify the compensation paid under the Plan as “performance-based compensation” within the meaning of Section 162(m), so as to exempt such eligible compensation from the deduction limits imposed by Section 162(m) and to make such compensation deductible by the Company for Federal income tax purposes.

2. DEFINITIONS. The following words as used in this Plan have the meanings ascribed to each below:

(a) “162(m) Performance Goals” means one or more targeted levels of performance for a fiscal year with respect to one or more of the following objective measures with respect to the Company or any Business Unit: net income, operating profit, operating profit after set-asides, gross margins, earnings per share, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), sales, total revenues, market share, cash flow, generation of free cash, operating working capital, working capital, retained earnings, stock price, total shareholder return, operating expense ratios, return on sales, return on equity, return on capital, return on net assets, return on investments, and inventory turns, in each case either before or after the effect of unplanned acquisitions, divestitures, changes in accounting method, restructuring charges, asset impairment charges, foreign currency translations or other specified non-recurring charges (as determined according to criteria pre-established by the Committee).

(b) “Award” means an annual cash compensation award granted in accordance with Section 4 of the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Business Unit” means any Subsidiary, division, line of business, product line or other unit of the Company.

(e) “Committee” means the Compensation Committee of the Board, which shall be comprised solely of two or more “outside directors” as defined in regulations promulgated under Section 162(m).

(f) “Company” means Precision Castparts Corp.

(g) “Participant” means (i) each executive officer of the Company and (ii) each other key employee of the Company or a Subsidiary, whom the Committee designates as a participant under the Plan.

(h) “Plan” means the Precision Castparts Corp. Executive Performance Incentive Plan, as set forth herein and as may be amended from time to time.

(i) “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(j) “Subsidiary” means an entity, a majority of whose outstanding voting securities or interests are owned by the Company, either directly or through one or more intermediaries.

3. ADMINISTRATION. The Committee will administer and interpret the Plan. In accordance with Section 4 of the Plan, the Committee will establish target bonuses and performance goals for the applicable year. In accordance with Section 5 of the Plan, the Committee will certify whether such performance goals have been met and determine the amount of bonuses to be paid. The Committee’s determinations under the Plan will be final and conclusive.

4. TARGET BONUSES AND PERFORMANCE GOALS. To make an Award to any Participant for any fiscal year under the Plan, the Committee shall establish in writing (i) a target cash bonus amount for the Participant for performance in that fiscal year, (ii) the 162(m) Performance Goals, (iii) the methodology for determining the bonus amounts to be paid based on the level of achievement of the 162(m) Performance Goals and (iv) the timing of payment and any other conditions to payment under the Award. The 162(m) Performance Goals for any fiscal year shall be established no later than the 90th day of that fiscal year. The Committee may, in its sole discretion, reserve the right to reduce the resulting cash bonus under any Award prior to payment on such terms as determined by the Committee. The Committee may determine that no Award is payable to any Participant who knowingly falsifies any financial or other certification, knowingly provides false information relied on by others in a financial or other certification, engages in other fraudulent activity, or knowingly fails to report any such conduct by others. The terms of Awards shall be promptly communicated to Participants.

5. COMPUTATION AND CERTIFICATION OF BONUS. Following the conclusion of any fiscal year, prior to the payment of any cash bonuses under the Plan with respect to that year, the Committee shall certify in writing the levels of attainment of the 162(m) Performance Goals for the year, and the calculation of the total bonus amount for each Participant. No component of a bonus shall be paid if the related performance goal is not met.

6. MAXIMUM BONUS. The maximum cash bonus that may be paid or accrued for any Participant with respect to performance in any fiscal year shall be $8,000,000.

7. GENERAL PROVISIONS.

(a) Effective Date. This Plan has been adopted by the Board and is effective beginning with Awards made to Participants for performance in the Company’s fiscal years beginning on and after April 2, 2007. The Plan is subject to approval of the Company’s shareholders and shall be submitted for such approval at the 2007 Annual Meeting of Shareholders.

(b) Termination; Amendment. The Board may at any time amend or terminate the Plan, except that no amendment will be effective without approval by the Company’s shareholders if such approval is necessary to qualify amounts payable hereunder as “performance-based compensation” under Section 162(m). Unless it is re-approved by the shareholders, the Plan shall terminate on the date of the first shareholder meeting that occurs in the fifth year after the year of initial shareholder approval. No termination of the Plan shall affect performance goals and related Awards established by the Committee prior to such termination.

(c) No Employment Rights; Effective of Termination of Employment.

1) Nothing in this Plan will be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its Subsidiaries.

2) If a Participant’s employment terminates due to his death, total disability or retirement, and the termination occurs prior to the payment date of the award for which the Committee certifies that the 162(m) Performance Goals have been met and the Award is payable, such Participant will receive an Award (subject to reduction by the Committee under the provisions of Section 4 of the Plan) equal to (i) the amount the Participant would have received as an annual Award if such Participant had remained an employee through payment date of the award, (ii) multiplied by a fraction, the numerator of which is the number of days that elapsed during the fiscal year in which the termination occurs before and including the date of the Participant’s termination of employment, and the denominator of which is 365.

3) If a Participant’s employment terminates for any other reason before the payment date of the award, the Participant will not be entitled to an Award under this Plan.

(d) Designation of Beneficiary. Each participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments that may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and will not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries will have predeceased the Participant, the beneficiary will be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries will be payable in equal shares, unless the Participant has designated otherwise.

(e) Nonalienation of Benefits. Except as expressly provided herein or otherwise required by applicable law, no Participant or beneficiary will have the power or right to alienate, transfer, anticipate, sell, assign, pledge, attach, or otherwise encumber the Participant’s interest under this Plan.

(f) Withholding. Any Award payable to a Participant or a beneficiary under this Plan will be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a Subsidiary is required by law to deduct and withhold from such Award.

(g) Plan Unfunded. The entire cost of the Plan shall be paid from the general assets of the Company. The rights of any Participant or beneficiary to receive an Award under the Plan shall be only those of a general unsecured creditor, and neither the Company nor the Board or the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities.

(h) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan will continue in full force and effect without regard to such unenforceable provision and will be applied as though the unenforceable provision were not contained in the Plan.

(i) Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Oregon, without reference to the principles of conflict of laws.

(j) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in any construction of the provisions of the Plan.

PROXY (Back Side)

PRECISION CASTPARTS CORP.

The undersigned, revoking all prior proxies, hereby appoints Mark Donegan, William D. Larsson and Roger A. Cooke and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of Precision Castparts Corp. (the “Company”) to be held on Tuesday, August 14, 2007, or at any adjournment thereof, all shares of the undersigned in the Company.

The shares represented by this proxy will be voted in accordance with the instructions given, but if no instructions are given, this proxy will be voted for the Nominees, for the Proposal and in the proxies’ discretion as to any other business that may properly come before the meeting.

This Proxy is solicited on behalf of the Company’s Board of Directors. The Board of Directors recommends a vote FOR each of the nominees and FOR the Proposal.

Receipt is acknowledged of the notice and proxy statement relating to this meeting.

(Continued and to be dated and signed on the reverse side.)

PRECISION CASTPARTS CORP.
P.O. BOX 11420
NEW YORK, NY 10203-0420

DETACH PROXY CARD HERE

Please sign, date and return this proxy card promptly using the enclosed envelope.	☐ Votes must be indicated (x) in Black or Blue ink.

1. ELECTION OF DIRECTORS
FOR all nominees ☐ WITHHOLD AUTHORITY to ☐ *EXCEPTIONS ☐ listed below vote for all nominees listed below	The shares represented by this proxy will be voted in accordance with the instructions given.

Nominees: Peter R. Bridenbaugh, Steven G. Rothmeier, Rick Schmidt and Daniel J. Murphy

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and strike a line through that nominee’s name.)
	Please check here if you plan to attend the meeting in person.	☐
FOR AGAINST ABSTAIN

2. APPROVING THE EXECUTIVE ☐ ☐ ☐ PERFORMANCE INCENTIVE PLAN	To change your address, please mark this box	☐
	To include any comments, please mark this box	☐

Please sign exactly as your name appears on this card. Persons signing as executor, administrator, trustee, custodian or in any other official or representative capacity should sign their full title.

Date Share Owner sign here Co-Owner sign here